CONVERTIBLE DEMAND PROMISSORY NOTE

$50,000.00
August 15, 2005

FOR VALUE RECEIVED, the undersigned Language Access Network, Inc. ("Payor"), promises to pay to the order of Edward F. Panos ("Holder"), on demand, at such address as may be designated in writing by Holder of this Note, the principal amount of Fifty Thousand Dollars ($50,000.00) together with interest on the unpaid principal amount from August 15, 2005, at the rate of ten percent (10%) per annum.

All payments of principal, interest or other amounts payable on or in respect of this Note shall be made in lawful currency of the United States of America in immediately available funds, to the Holder, unless otherwise directed in writing by Holder.

Holder of this note may, at his option and at any time prior to payment in full of any outstanding principal and interest payments on this Note, convert all or any portion of the Note to equity of Payor at $0.01 per share of Payor's Common Stock.

Any waiver of any payment due hereunder or the acceptance by the Holder of partial payments hereunder shall not, at any other time, be taken to be a waiver of the terms of this Note or any other agreement between the Payor and the Holder.

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

This Note shall be governed by and interpreted in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Language Access Network, Inc.
By: /s/ Andrew Panos
Its: PRESIDENT